                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. 18)*

                                 ABBOTT LABORATORIES
                                   (Name of Issuer)

                           COMMON SHARES WITHOUT PAR VALUE
                           -------------------------------
                            (Title of Class of Securities)

                                     002824 10 0
                                     -----------
                                    (CUSIP Number)



Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           (Continued on following page(s))

                                  Page 1 of 8 Pages

CUSIP No. 002824 10 0                  13G                  Page  2  of  8 Pages
          -----------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

      Abbott Laboratories Stock Retirement Trust
      I.R.S. Identification No. 36-6047554
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

       Illinois
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        60,762,679
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    60,762,679
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

      60,762,679
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*


-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

      7.8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
       EP
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 002824 10 0                  13G                Page  3  of  8  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

      Gary P. Coughlan
      ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     66,504 -   (Does not include shares held in
 Owned by                         shares      the Abbott Laboratories Stock
 Each Reporting                   direct      Retirement Trust for the benefit
 Person With                                  of the reporting person.)
                             --------------------------------------------------
                              (6) Shared Voting Power

                                    60,963,338 - See Attached Exhibit 1
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    66,504 shares (see note in 5 above)
                                    direct
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    60,762,679 - as Co-Trustee, Abbott
                                                 Laboratories Stock Retirement
                                                 Trust.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

      61,221,169  -  (Total of 5 + 6 + 191,327 shares - right to acquire by exercise of stock options.)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

      7.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

      IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 002824 10 0                 13G                 Page  4  of  8  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

      Thomas C. Freyman
      ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
      United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       18,207 shares-(Does not include shares held
 Owned by                                  direct  in the Abbott Laboratories
 Each Reporting                                    Stock Retirement Trust for
 Person With                                       for the benefit of the
                                                   reporting person.)
                             --------------------------------------------------
                              (6) Shared Voting Power

                                    60,963,338 - See Attached Exhibit 1
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    18,207 shares (see note in 5 above)
                                    direct
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    60,762,679 - as Co-Trustee, Abbott
                                                 Laboratories Stock Retirement
                                                 Trust.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
      61,026,093 - (Total of 5 + 6 + 44,458 shares - right to acquire by exercise of stock options.)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

      7.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

      IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 002824 10 0                13G                  Page  5  of  8  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

      Ellen M. Walvoord
      ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
      United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       31,052 shares-(Does not include shares held
 Owned by                                  direct  in the Abbott Laboratories
 Each Reporting                                    Stock Retirement Trust for
 Person With                                       for the benefit of the
                                                   reporting person.)

                             --------------------------------------------------
                              (6) Shared Voting Power

                                    60,963,338 - See Attached Exhibit 1
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    31,052 shares (see note in 5 above)
                                    direct
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    60,762,679 - as Co-Trustee, Abbott
                                                 Laboratories Stock Retirement
                                                 Trust.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
      61,049,498 - (Total of 5 + 6 + 55,108 shares - right to acquire by exercise of stock options.)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

      7.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

      IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)     Name of Issuer:

              Abbott Laboratories

Item 1(b)     Address of Issuer's Principal Executive Offices:

              100 Abbott Park Road
              Abbott Park, Illinois  60064-3500

Item 2(a)     Name of Persons Filing:

              Abbott Laboratories Stock Retirement Trust
              Gary P. Coughlan
              Thomas C. Freyman
              Ellen M. Walvoord

Item 2(b)     Address of Principal Business Office:

              100 Abbott Park Road
              Abbott Park, Illinois  60064-3500

Item 2(c)     Citizenship:

              Abbott Laboratories Stock Retirement Trust - Illinois.

              Gary P. Coughlan, Thomas C. Freyman, and
              Ellen M. Walvoord - United States

Item 2(d)     Title of Class of Securities:

              Common shares without par value

Item 2(e)     CUSIP Number:

              002824 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is an:

              [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 4.       Ownership:

              (a)  (See cover pages 2, 3,
              (b)  4 and 5, Items 5 through
              (c)  9 and 11.)

Item 5.       Ownership of Five Percent or Less of a Class:

              Not applicable.

                                  Page 6 of 8 Pages

Item 6.       Ownership of More than Five Percent on Behalf of Another
              Person:

              The shares owned by the Abbott Laboratories Stock Retirement Trust and the dividends thereon are held for the benefit of participants of the Abbott Laboratories Stock Retirement Plan pursuant to terms of that Plan and the Trust. The Abbott Laboratories Stock Retirement Plan is a qualified profit sharing plan. As of December 31, 1996, there were 36,404 participants with share balances in the Plan.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
              Company:

              Not applicable.

Item 8.       Identification and Classification of Members of the Group:

              Not applicable.

Item 9.       Notice of Dissolution of Group:

              Not applicable.

Item 10.      Certification:

              Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement is filed on behalf of each individual listed below pursuant to their agreement.

                                              February 10, 1997
                                              ---------------------------------
                                              Date

/s/ Gary P. Coughlan
-----------------------------                  ABBOTT LABORATORIES STOCK
Gary P. Coughlan                               RETIREMENT TRUST


/s/ Thomas C. Freyman
-----------------------------
Thomas C. Freyman

/s/ Ellen M. Walvoord                         /s/ Thomas C. Freyman
-----------------------------                 ---------------------------------
Ellen M. Walvoord                             Thomas C. Freyman, Chairman of
                                              Trustees, Abbott Laboratories
                                              Stock Retirement Trust

                                  Page 7 of 8 Pages

                                      EXHIBIT 1

                                     Schedule 13G
                                   Amendment No. 18
                                 Abbott Laboratories
                           Common shares without par value
                               CUSIP Number 002824 10 0

Messrs. Coughlan and Freyman and Ms. Walvoord are Co-trustees of the Abbott Laboratories Stock Retirement Trust, committee members of a committee established under the Abbott Laboratories Stock Retirement Trust (Puerto Rico), Trustees of the Abbott Laboratories Employee Benefit Trust, and members of the Abbott Stock Committee for the Abbott Laboratories Ashland Union 401(k) Trust. As such, each of them has shared voting power over the 60,963,338 shares held by those trusts. This total is comprised of the following components:

         Number of Shares                      Name of Trust
          ----------------                      -------------
         60,762,679            Abbott Laboratories Stock Retirement Trust
            172,962            Abbott Laboratories Stock Retirement Trust
                                (Puerto Rico)
             26,000            Abbott Laboratories Employee Benefit Trust
              1,697            Abbott Laboratories Ashland Union 401(k) Trust






                                  Page 8 of 8 Pages

                          Disclaimer of Beneficial Ownership
                                   Under Rule 13d-4
                          ----------------------------------


The filing of Schedule 13G Amendment 18 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.



                                                     /s/ Gary P. Coughlan
                                                 ----------------------------
                                                       Gary P. Coughlan


                                                       February 10, 1997
                                                 ----------------------------
                                                              Date

                          Disclaimer of Beneficial Ownership
                                   Under Rule 13d-4
                          ----------------------------------


The filing of Schedule 13G Amendment 18 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.


                                                    /s/ Thomas C. Freyman
                                                 ----------------------------
                                                       Thomas C. Freyman

                                                      February 10, 1997
                                                 ----------------------------
                                                              Date

                          Disclaimer of Beneficial Ownership
                                   Under Rule 13d-4
                          ----------------------------------


The filing of Schedule 13G Amendment 18 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which she would not otherwise be deemed to be beneficial owner.

                                                   /s/ Ellen M. Walvoord
                                                 ----------------------------
                                                      Ellen M. Walvoord


                                                      February 10, 1997
                                                 ----------------------------
                                                             Date